EXHIBIT 21 - List of Subsidiaries.

Western Power and Equipment, Corp.

Intertech Capital, Inc.

*Connectsoft, Inc.

*Connectsoft Communications, Corp.

*Exodus Technologies, Inc.

*InterGlobe Networks, Inc.


* Operations have been discontinued but the corporation has not been dissolved.